Exhibit 5.1

Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

October 21, 2025

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

Re: Registration Statement on Form S-1 of Alaunos Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale by the selling stockholder named therein of up to an aggregate of 327,740 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) up to 247,840 shares of Common Stock (the “Purchase Shares”) issuable to Mast Hill Fund, L.P. (“Mast Hill”) from time to time pursuant to the Equity Purchase Agreement, dated as of May 19, 2025 (the “Purchase Agreement”), and (ii) up to 79,900 shares of Common Stock (the “Warrant Shares” and, together with the Purchase Shares, the “Shares”) issuable to Mast Hill upon the exercise of the common stock purchase warrant, dated as of May 19, 2025, as amended on June 9, 2025 (as amended, the “Warrant”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Third Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	the Amended and Restated Bylaws of the Company, as amended;

4.	the Purchase Agreement;

5.	the Registration Rights Agreement, dated as of May 19, 2025, by and between the Company and Mast Hill;

6.	the Warrant;

7.	the Amendment No. 1 to the Common Stock Purchase Warrant Issued on May 19, 2025, dated as of June 9, 2025; and

8.

certain resolutions of the Board of Directors of the Company authorizing the transactions relating to the Purchase Agreement, the Registration Rights Agreement, and the Warrant, including the issuance of shares of Common Stock thereunder.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent we have deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

With regard to our opinions regarding the Shares set forth herein, we express no opinion to the extent that, notwithstanding the current reservation of the Shares by the Company, future issuances of securities of the Company, including all or a portion of the Shares, or anti-dilution adjustments to outstanding securities of the Company (including, without limitation, the Warrant), result in the number of Shares issuable pursuant to the Purchase Agreement and the Warrant exceeding the number of shares of Common Stock that then remain authorized but unissued under the Certificate of Incorporation of the Company. Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.

The Warrant Shares issuable upon the exercise of the Warrant have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

2.

The Purchase Shares issuable in accordance with the Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Sincerely, The Doney Law Firm

/s/ Scott Doney, Esq.
Scott Doney, Esq.